Exhibit 7.06

COMMITMENT LETTER

September 15, 2015

Alpha Spring Limited

Room 906, Bank of Shanghai Tower,

168 Middle Yincheng Road,

Pudong District, Shanghai,

People’s Republic of China

Fax No.: +8621 6859-1615

Attn: David Lee

Ladies and Gentlemen:

This letter agreement sets forth the commitment of Alpha Spring Limited, a limited liability company incorporated under the laws of the British Virgin Islands (“Sponsor”), subject to the terms and conditions contained herein, to extend a loan to Vimicro China (Parent) Limited, an exempted company with limited liability incorporated under the laws of the Cayman Islands (“Parent”). It is contemplated that, pursuant to that certain Agreement and Plan of Merger, dated as of the date hereof (as amended, restated, supplemented or otherwise modified from time to time in accordance with its terms, the “Merger Agreement”), among Vimicro International Corporation, an exempted company with limited liability incorporated under the laws of the Cayman Islands (the “Company”), Parent and Vimicro China Acquisition Limited, an exempted company with limited liability incorporated under the laws of the Cayman Islands and a wholly-owned subsidiary of Parent (“Merger Sub”), Merger Sub will merge with and into the Company (the “Merger”), with the Company surviving the Merger as a wholly-owned subsidiary of Parent. Capitalized terms used but not defined herein shall have the meanings ascribed to them in the Merger Agreement.

1.      Commitment. Sponsor hereby commits, subject solely to the terms and conditions set forth herein, that, immediately prior to or simultaneous with the Closing, it shall make loan to, or shall cause a loan made to, Parent in the aggregate principal amount of US$310,000,000.00 (the “Commitment”), solely for the purpose of Parent and/or Merger Sub funding, and to the extent necessary, to fund, the aggregate Per Share Merger Consideration, Per ADS Merger Consideration and Option Consideration (and any payments that may need to be made in respect of the Dissenting Shares) pursuant to and in accordance with the Merger Agreement, together with related fees and expenses of Parent, Merger Sub, the Company and their respective Subsidiaries in accordance with the terms of the Merger Agreement. The amount of the Commitment to be funded under this letter agreement simultaneous with the Closing may be reduced in an amount specified by Parent (and agreed by the Company) but only to the extent that it will be possible for Parent and Merger Sub to consummate the transactions contemplated by the Merger Agreement with Sponsor contributing less than the full amount of the Commitment. The Sponsor may effect the funding of the Commitment directly or indirectly through one or more direct or indirect subsidiaries of the Sponsor or any other investment fund advised or managed by an Affiliate of the Sponsor or any other investment fund that is a limited partner of the Sponsor or of an Affiliate of the Sponsor.

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2.      Conditions. The Commitment shall be subject to (i) the execution and delivery of the Merger Agreement by the Company, and (ii) the satisfaction or waiver at the Closing of each of the conditions to Parent’s and Merger Sub’s obligations to consummate the transactions contemplated by the Merger Agreement.

3.      Limited Guarantee. Concurrently with the execution and delivery of this letter agreement, (a) the Sponsor Guarantor is executing and delivering to the Company a limited guarantee, dated as of the date hereof, related to Parent’s and Merger Sub’s payment obligations under the Merger Agreement (the “Sponsor Limited Guarantee”) and (b) the Founder Guarantor is executing and delivering to the Company a limited guarantee, dated as of the date hereof, related to Parent’s and Merger Sub’s payment obligations under the Merger Agreement (the “Founder Limited Guarantee”). Other than with respect to Sponsor Retained Claims (as defined under the Sponsor Limited Guarantee) and Founder Retained Claims (as defined under the Founder Limited Guarantee), the Company’s remedies against the Sponsor Guarantor and the Founder Guarantor under the Sponsor Limited Guarantee and Founder Limited Guarantee shall be, and are intended to be, the sole and exclusive direct or indirect remedies available to the Company and its Affiliates (other than the Rollover Shareholders or any of their Affiliates or any such Persons’ respective officers and directors) against (i) the Sponsor, Parent or Merger Sub and (ii) any former, current and future equity holders, controlling persons, directors, officers, employees, agents, Affiliates, members, managers, general or limited partners or assignees of, the Sponsor, Parent or Merger Sub or any former, current or future stockholder, controlling person, director, officer, employee, general or limited partner, member, manager, Affiliate, agent or assignee of any of the foregoing (other than the Rollover Shareholders or any of their Affiliates or any such Persons’ respective officers and directors) (those persons and entities described in clause (ii) each being referred to as a “Non-Recourse Party”) in respect of any liabilities or obligations arising under, or in connection with, this letter agreement or the Merger Agreement and the transactions contemplated thereby, including in the event Parent or Merger Sub breaches its obligations under the Merger Agreement, whether or not Parent’s or Merger Sub’s breach is caused by Sponsor’s breach of its obligations under this letter agreement.

4.      Enforceability.

(a)           This letter agreement may only be enforced by (i) Parent at the direction of the shareholders of Parent other than Sponsor or any of its Affiliates and/or (ii) the Company. Neither Parent’s, Merger Sub’s nor the Company’s creditors shall have the right to enforce this letter agreement or to cause Parent to enforce this letter agreement. For the avoidance of doubt, the Company shall have the right to cause Parent to enforce this letter agreement on the terms and subject to the conditions hereof.

(b)           The parties hereto acknowledge and agree that Parent and/or the Company would be irreparably damaged if the Sponsor does not satisfy its obligation to fund the Commitment pursuant to Section 1 hereof, monetary damages would be difficult to determine and that neither Parent nor the Company would have any adequate remedy at law. Accordingly, subject to the provisions hereof, (i) Parent and/or the Company shall be entitled to seek specific performance of Sponsor’s obligations under Section 1 hereof, as well as temporary, preliminary and permanent injunctive relief to prevent breaches of such obligations without posting any bond or other undertaking and (ii) Sponsor agrees not to oppose the granting of such relief in the event a court determines that such a breach has occurred. All rights, powers, and remedies provided under this letter agreement or otherwise available in respect hereof at law or in equity shall be cumulative and not alternative, and the exercise or beginning of the exercise of any such right, power or remedy by Parent and/or the Company shall not preclude the simultaneous or later exercise of any other such right, power or remedy by Parent and/or the Company.

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5.      No Modification; Entire Agreement. This letter agreement may not be amended or otherwise modified without the prior written consent of Parent, Merger Sub, the Company and Sponsor. Together with the Merger Agreement, the Sponsor Limited Guarantee and the Founder Limited Guarantee, this letter agreement constitutes the sole agreement, and supersedes all prior agreements, understandings and statements, written or oral, between, the Sponsor Guarantor, Sponsor, the Founder Guarantor or any of their respective Affiliates, on the one hand, and Parent or any of its Affiliates, on the other (in each case, other than the Rollover Shareholders or any of their Affiliates), with respect to the transactions contemplated hereby. No transfer of any rights or obligations hereunder shall be permitted without the consent of Parent, Merger Sub, the Company and Sponsor. Any transfer in violation of the preceding sentence shall be null and void.

6.      Governing Law; Jurisdiction; Venue. This letter agreement, and all claims and causes of action arising out of, based upon, or related to this letter agreement or the negotiation, execution or performance hereof, shall be governed by, and construed, interpreted and enforced in accordance with, the Laws of the State of New York, without regard to choice or conflict of law principles that would result in the application of any Laws other than the Laws of the State of New York. In the event any dispute arises among the parties hereto out of or in relation to this letter agreement, including any dispute regarding its breach, termination or validity, the parties shall attempt in the first instance to resolve such dispute through friendly consultations. If any dispute has not been resolved by friendly consultations within thirty (30) days after any party has served written notice on the other parties requesting the commencement of such consultations, then any party may demand that the dispute be finally settled by arbitration in accordance with the following provisions of this Section 6. The arbitration shall be conducted in accordance with the UNCITRAL Arbitration Rules and the Hong Kong International Arbitration Centre (“HKIAC”) Procedures for the Administration of International Arbitration in force at the date of this letter agreement, which rules are deemed to be incorporated by reference in this Section 6. The place of the arbitration shall be Hong Kong and the language of the arbitration shall be English. The appointing authority shall be the HKIAC. There shall be three arbitrators, which shall be designated as set forth in Section 10.9 of the Merger Agreement. The arbitration shall be conducted in private. The parties agree that all documents and evidence submitted in the arbitration (including without limitation any statements of case and any interim or final award, as well as the fact that an arbitral award has been made) shall remain confidential both during and after any final award that is rendered unless the parties hereto otherwise agree in writing. Upon and after the submission of any dispute to arbitration, the parties shall continue to exercise their remaining respective rights, and fulfill their remaining respective obligations under this letter agreement, except insofar as the same may relate directly to the matters in dispute. The parties hereby agree that any arbitration award rendered in accordance with the provisions of this Section 6 shall be final and binding upon them, and the parties further agree that such award may be enforced by any court having jurisdiction over the party against which the award has been rendered or the assets of such party wherever the same may be located. In any arbitration proceeding, any legal proceeding to enforce any arbitration award and in any other legal proceeding among the parties pursuant to or relating to this letter agreement, each party expressly waives the defense of sovereign immunity and any other defense based on the fact or allegation that it is an agency or instrumentality of a sovereign state or is otherwise entitled to immunity. Each of the parties hereto agrees that notice or the service of process in any action, suit or proceeding arising out of, based upon or relating to this letter agreement or the rights and obligations arising hereunder shall be properly served or delivered if delivered in the manner contemplated by Section 6 of the Sponsor Limited Guarantee, with respect to Sponsor, and Section 10.2 of the Merger Agreement, with respect to Parent or Merger Sub.

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7.      Waiver of Jury Trial. EACH OF THE PARTIES HERETO IRREVOCABLY WAIVES TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW ANY AND ALL RIGHT SUCH PARTY MAY HAVE TO TRIAL BY JURY IN ANY LEGAL ACTION, SUIT OR PROCEEDING BETWEEN THE PARTIES HERETO ARISING OUT OF, BASED UPON OR RELATING TO THIS LETTER AGREEMENT OR THE NEGOTIATION, EXECUTION OR PERFORMANCE HEREOF.

8.      Counterparts. This letter agreement may be executed by facsimile and in one or more counterparts, and by the different parties hereto in separate counterparts, each of which when executed shall be deemed to be an original but all of which taken together shall constitute one and the same agreement.

9.      Third Party Beneficiaries. This letter agreement shall inure to the benefit of and be binding upon Parent, Merger Sub and Sponsor. The Company is a third party beneficiary of this letter agreement with full rights of enforcement of this letter agreement. Except as provided in the immediately preceding sentence, nothing in this letter agreement, express or implied, is intended to confer upon any person other than Parent, Merger Sub and Sponsor any rights or remedies under, or by reason of, or any rights to enforce or cause Parent or Merger Sub to enforce, the Commitment or any provisions of this letter agreement or to confer upon any person any rights or remedies against any person other than Sponsor (but only at the direction of Sponsor as contemplated hereby) under or by reason of this letter agreement. Without limiting the foregoing, neither Parent’s nor Merger Sub’s creditors shall have any right to enforce this letter agreement or to cause Parent or Merger Sub to enforce this letter agreement.

10.     Termination. The obligation of Sponsor to fund the Commitment will terminate automatically and immediately upon the earliest to occur of (a) the valid termination of the Merger Agreement in accordance with its terms, (b) the Closing, at which time the obligation will be discharged but subject to the performance of such obligation and (c) the Company or any of its Affiliates (other than the Rollover Shareholders or any of their Affiliates or any such Persons’ respective officers and directors), directly or indirectly, asserting a claim against the Sponsor Guarantor, Sponsor, the Founder Guarantor, or any Non-Recourse Party in connection with this letter agreement, the Merger Agreement, the Sponsor Limited Guarantee or any of the transactions contemplated hereby or thereby or otherwise relating hereto or thereto, other than the Company asserting any Sponsor Retained Claim (as defined under the Sponsor Limited Guarantee) or any Founder Retained Claim (as defined under the Founder Limited Guarantee). Notwithstanding anything in this Section 10 to the contrary, in the event the Company, as the express third party beneficiary hereunder, shall have filed any claim or suit to enforce the terms of this letter agreement prior to such termination, the obligation to fund the Commitment and all other obligations of Sponsor hereunder shall not expire, and shall remain in full force and effect, during the time such suit or action is pending, plus twenty (20) Business Days or until the time period established by the court presiding over such claim or suit.

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11.     No Recourse. Notwithstanding anything that may be expressed or implied in this letter agreement or any document or instrument delivered in connection herewith, and notwithstanding the fact that Sponsor may be a partnership or limited liability company, by its acceptance of the benefits of this letter agreement, Parent acknowledges and agrees that no Person other than Sponsor has any obligations hereunder and that no recourse shall be had hereunder, or for any claim based on, in respect of, or by reason of, such obligations or their creation, against, and no personal liability shall attach to, any Non-Recourse Party, through Parent, Merger Sub or otherwise, whether by or through attempted piercing of the corporate veil, by or through a claim by or on behalf of Parent against any Non-Recourse Party, by the enforcement of any assessment or by any legal or equitable proceeding, by virtue of any statute, regulation or applicable Law, or otherwise.

12.     Representations and Warranties. Sponsor hereby represents and warrants with respect to itself to Parent that: (a) it has all limited partnership or other organizational power and authority to execute, deliver and perform this letter agreement; (b) the execution, delivery and performance of this letter agreement by Sponsor has been duly and validly authorized and approved by all necessary limited partnership or other organizational action by it and no other proceedings or actions on the part of Sponsor are necessary therefor; (c) this letter agreement has been duly and validly executed and delivered by it and constitutes a valid and legally binding obligation of it, enforceable against it in accordance with the terms of this letter agreement; (d) the execution, delivery and performance by Sponsor of this letter agreement do not and will not violate the organizational documents of Sponsor or any applicable Law; (e) the Commitment is less than the maximum amount that Sponsor is permitted to invest in any one portfolio investment pursuant to the terms of its constituent documents or otherwise; and (f) Sponsor has available funds in excess of the Commitment.

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Sincerely,

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Alpha Spring Limited

By:	/s/ Zan Shengda
Name: Zan Shengda
Title: Director

Signature Page to Commitment Letter

Agreed to and accepted:

Vimicro China (Parent) Limited

By:	/s/ Zhaowei (Kevin) Jin
Name: Zhaowei (Kevin) Jin
Title: Director

Signature Page to Commitment Letter

Agreed to and accepted:

Vimicro China Acquisition Limited

By:	/s/ Zhaowei (Kevin) Jin
Name: Zhaowei (Kevin) Jin
Title: Director

Signature Page to Commitment Letter